SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:

☐	Preliminary information statement

☐	Confidential, for Use of the Commission Only
                (as permitted by Rule 14c-5(d)(2))

☒	Definitive information statement

SPARTA COMMERCIAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

SPARTA COMMERICAL SERVICES, INC.
INFORMATION STATEMENT

GENERAL INFORMATION

General

Sparta Commercial Services, Inc., a Nevada corporation (the “Company”) is providing this Information Statement (this “Information Statement”), which is being mailed or furnished on or about August 14, 2009 to the holders of the Company’s common stock, par value $.001 per share (the “Common Stock”) on such date, as notification that holders of a majority of votes represented by the issued and outstanding shares of Common Stock, by means of a written consent in lieu of a special meeting of the stockholders (the “Written Consent”), voted in favor of amending the Company’s Articles of Incorporation to increase the authorized number of shares of the Common Stock from 340,000,000 to 750,000,000 (the “Charter Amendment”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of the Company’s Common Stock entitled to vote or give an authorization or consent in regard to the actions authorized by the Written Consent, of the actions to be taken pursuant to the Written Consent.

Action by Written Consent

Pursuant to Section 78.320-2 of the Nevada Revised Statutes, any action that may be taken at a meeting of the stockholders may also be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action or actions so taken, is signed by the holders of outstanding shares of capital stock holding a least a majority of the voting power needed to approve the action. The Charter Amendment requires a vote of a majority of the votes entitled to be cast by holders of the issued and outstanding shares of the Common Stock.

Record Date

The Board of Directors fixed March 25, 2009 (the “Record Date”) as the record date for determining the stockholders entitled receive notice of the Charter Amendment. Only stockholders of record of the Company at the close of business on the Record Date are entitled to receive this Information Statement.

Date, Time and Place Information

The Written Consents, dated between April 6, 2009 and April 29, 2009, executed by the holders of a majority of the outstanding shares of the Common Stock (the “Majority Stockholders”),  have been delivered to the Company’s principal executive offices at 462 Seventh Avenue, 29th Floor, New York, New York 10018.

Effectiveness of Charter Amendment

In accordance with the regulations promulgated under the Exchange Act, the authorization of the Charter Amendment may not become effective until 20 calendar days after the Company has mailed this Information Statement to its stockholders. The Company intends to file an Amendment to its Articles of Incorporation (the “Amendment”), a copy of which is annexed hereto as Exhibit A, with the Secretary of State of the State of Nevada (the “Secretary of State”), immediately following the expiration of such 20-day period (the “Effective Date”).

Voting Securities

COMMON STOCK. On the Record Date, there were 168,398,291 shares of the Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote on the matters put to a vote of the Company’s stockholders.

The Company’s stockholders entitled to vote were calculated, as of the Record Date, in order to determine the number of shares of the Common Stock necessary to be voted to approve the Amendment. On the Record Date, the Majority Stockholders owned or had the right to vote directly or indirectly 84,902,125 shares of the Common Stock, constituting approximately 50.42% of the votes entitled to be cast in votes of the Company’s stockholders. All of the shares owed by the Majority Stockholders consented to the Charter Amendment.

Security Ownership of Certain Beneficial Holders and Management

The table below sets forth information regarding the beneficial ownership of our common stock as of March 25, 2009 by:

each person known by us to be the beneficial owner of more than 5% of our common stock;

each of our directors;

each of our executive officers; and

our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

Unless indicated otherwise, the address for each person named is c/o Sparta Commercial Services, Inc., 462 Seventh Ave, 20th Floor, New York, New York 10018.

Name	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Anthony L. Havens (1)	30,933,250	17.9
Kristian Srb (2)	33,045,750	19.2
Jeffrey Bean (3)	416,000	*
Anthony W. Adler (4)	3,895,000	2.3
Richard P. Trotter (5)	987,500	*
Sandra L. Ahman	580,865	*
All current directors and named officers as a group (6 in all)	69,858,365	40.5

*	Represents less than 1%

(1)
Mr. Havens' minor son owns 700,000 shares of common stock in a trust account. Mr. Havens is not the trustee for his son's trust account, and does not have direct voting control of such shares. Mr. Havens does not have the sole or shared power to vote or direct the vote of such shares, and, as a result, Mr. Havens disclaims beneficial ownership of such shares held in his son's trust account.

(2)	Includes 62,500 shares of common stock held by Mr. Srb’s minor daughter, for which Mr. Srb may be deemed to have beneficial ownership of such shares.

(3)
Includes 300,000 vested stock options. Pursuant to an option agreement, Mr. Bean is entitled to up to 500,000 options subject to vesting. Options to purchase 200,000 shares vested on October 23, 2006, options to purchase 100,000 shares vested on October 23, 2007, and options to purchase 100,000 shares vested on October 23, 2008. Options to purchase an additional 100,000 shares are to vest on  October 23, 2009.

(4)
Includes 2,800,000 vested stock options. Pursuant to an option agreement, Mr. Adler is entitled to up to 4,000,000 options subject to vesting. Options to purchase 800,000 shares vested on September 22, 2006, additional options to purchase 800,000 shares vested on September 22, 2007, and options to purchase 1,200,000 shares vested on September 22, 2008. Options to purchase an additional 1,200,000 shares are to vest on September 22, 2009.

(5)
Includes 112,500 vested shares, of which only 25,000 shares have been issued. Pursuant to an employment agreement, Mr. Trotter is entitled to up to 125,000 shares of common stock, of which an aggregate of 112,500 shares have vested, and 12,500 shares remain subject to future vesting on November 1, 2009. Also includes 875,000 vested stock options. Pursuant to an option agreement, Mr. Trotter is entitled to up to 875,000 stock options to purchase shares of our common stock, subject to vesting. The stock options are exercisable for five years from the vesting date at $0.605 per share. On each of April 29, 2005, 2006, 2007, 2008 and 2009 stock options to purchase 175,000 shares vested.

ACTION ONE
INCREASE UN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK THE COMPANY

The Company’s Board of Directors unanimously and the Majority Stockholders have approved the Amendment to increase the authorized number of shares of the Company’s Common Stock from 340,000,000 to 750,000,000.

Twenty calendar days after the Company has mailed this Information Statement to its stockholders, the Amendment will be submitted for filing with the Secretary of State of Nevada.  The Amendment will be effective upon acceptance of such filing by the Secretary of State of Nevada.

Principal Effect of the Increase in the Number of Authorized Shares of Common Stock

To increase the number of shares of the Company’s Common Stock, $.001 par value per share.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

Increasing the number of authorized shares of its Common Stock will allow the Company the opportunity to obtain additional capital to implement its business plan.

By Order of the Board of Directors

Dated: July 17, 2009	By:	/s/ A.L. Havens
By: Anthony L. Havens Title: Chief Executive Officer

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Sparta Commercial Services, Inc.

2. The articles have been amended as follows: to replace the current Article 4 with a new Article 4 set forth on Addendum 1 hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 84,902,125, constituting a majority of shares entitled to vote thereon.

4. Effective date of filing: ____________________________________________________________________________________________

___________________________________________________________________________________________________________________
(optional)

___________________________________________________________________________________________________________________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

x

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees.Revised: 7-1-08

ADDENDUM 1 TO AMENDMENT OF ARTICLES OF INCORPORATION

OF

SPARTA COMMERICAL SERVICES, INC.

4.           The total authorized capital stock of the corporation shall be consist of Seven Hundred Sixty Million (760,000,000) shares, having a par value of $.001, of which Seven Hundred Fifty Million (750,000,000) shares shall be Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares be Preferred Stock of par value $.001 per share.  The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors.  The Board of Directors is hereby vested with authority to fix be resolution the designations powers, preferences, limitations, restrictions and relative, participating and other special rights, qualifications or restrictions thereof, including, without limitation, the dividend or interest rates, conversion or exchange rights, voting rights, redemption prices, maturity dates, liquidation preferences and similar matters, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the number of shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of such series.